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                                                                  EXHIBIT (g)(4)

                                     FORM OF
                     FINANCIAL REPORTING SERVICES AGREEMENT

         THIS AGREEMENT is made and entered into effective as of May 21, 2002 by and among State Street Bank & Trust Company, a Massachusetts banking corporation ("SSKC"), Pacific Life Insurance Company, a life insurance company domiciled in California (the "Adviser"), and Pacific Select Fund, a Massachusetts business trust (the "Fund").

                                   WITNESSETH:

         WHEREAS, the Adviser and the Fund entered into an Advisory Agreement dated November 9, 1987, as amended; and

         WHEREAS, the Advisory Agreement specifically provides that the Fund shall bear the expenses incurred in connection with the preparation of reports;

         WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended the ("1940 Act");

         WHEREAS, the Adviser and the Fund entered into an agreement for support services dated October 1, 1995, as amended (the "Support Agreement");

         WHEREAS, the Support Agreement provides that the Adviser may to provide certain support services for the Fund and each of its investment portfolios;

         WHEREAS, Pacific Life has, under the Support Agreement, provided the service of preparing the Fund's Semi-Annual and Annual Reports;

         WHEREAS, the Adviser now wishes the Fund to retain SSKC to provide the service of preparing the Fund's Semi-Annual and Annual Reports; and

         WHEREAS, SSKC wishes to furnish such services;

         NOW THEREFORE, in consideration of the premises, the promises, and the mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

I.       DEFINITIONS.

         (a) "Accounting Records" mean the accounting records of the Fund.

         (b) "Annual" means the year ending December 31/st/ of each year.

         (c) "Financial Statements" means the Semi-Annual and Annual financial reports of the Fund.

         (d) "Portfolio" means each individual portfolio (series) that constitutes the Fund.

         (e) "SEC" means the Securities and Exchange Commission.

         (f) "Semi-Annual" means the six-month period ending June 30/th/ of each year.

         (g) "SOI" means Schedule of Investments.

II.      APPOINTMENT

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         The Fund hereby appoints SSKC and SSKC agrees to provide the necessary services relating to the preparation of the Fund's Semi-Annual and Annual Financial Statements.

III.     DUTIES AND RESPONSIBILTIES OF THE PARTIES

         A. SSKC agrees to the duties and responsibilities as set forth in Exhibit A attached hereto, which may be amended from time to time.

         B. The Adviser agrees to the duties and responsibilities as set forth in Exhibit B attached hereto, which may be amended from time to time.

IV.      COMPENSATION

         The Fund will pay to SSKC such compensation as is set forth in Exhibit C attached hereto. The fee schedule will apply to any new portfolio that may be added from time to time, unless the parties agree otherwise in writing. The Fund will compensate the Adviser pursuant to the Support Agreement.

V.       DURATION AND TERMINATION

         This Agreement shall remain in full force and effect until August 31, 2004 and is renewable annually thereafter by agreement of the parties to this Agreement and by approval of the board of trustees of the Fund.

         Any party to this Agreement may terminate the same by notice in writing, without the payment of any penalty, forfeiture, compulsory buyout amount, or performance of any obligation which could deter termination, upon sixty (60) days written notice to the other parties, prior to the date upon which such termination will take effect.

VI.      COOPERATION

         Each party to this Agreement agrees to cooperate with each other party and with all appropriate governmental authorities having the requisite jurisdiction (including, but not limited to, the SEC and state insurance authorities) in connection with any investigation or inquiry relating to this Agreement or the Fund.

VII.     LIABILITY

         Except as may be provided in Section VIII and as may otherwise be required by the 1940 Act or the rules thereunder or other applicable law, The Fund and Adviser agree that SSKC, any affiliated person of SSKC, and each person, if any, who, within the meaning of Section 15 of the 1933 Act, controls SSKC shall not be liable for, or subject to any damages, expenses, or losses in connection with, any act or omission connected with or arising out of any services rendered under this Agreement, except by reason of misfeasance, nonfeasance, or negligence in the performance of SSKC's obligations and duties under this Agreement.

VIII.    INDEMNIFICATION

         The Adviser agrees to indemnify and hold harmless SSKC, any affiliated person within the meaning of Section 2(a)(3) of the 1940 Act ("affiliated person") of SSKC and each person, if any,

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     who, within the meaning of Section 15 of the 1933 Act controls
     ("controlling person") the SSKC (collectively, "SSKC Indemnified Persons") against any and all losses, claims, damages, liabilities or litigation (including legal and other expenses) to which SSKC or SSKC Indemnified Persons may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of the Adviser's responsibilities as Adviser of the Fund, which may be based upon any misfeasance, nonfeasance, or bad faith negligence, or reckless disregard of, the Adviser's obligations and/or duties under this Agreement by the Adviser or by any of its directors, officers, or employees, or any affiliate acting on behalf of the Adviser (other than SSKC Indemnified Persons); provided however, that in no case is the indemnity of the Adviser in favor of SSKC or SSKC Indemnified Persons deemed to protect such person against any liability to which any such person would otherwise be subject by reason of his or her misfeasance, nonfeasance, bad faithor negligence in the performance of his or her duties, or by reason of his reckless disregard of obligations and duties under this Agreement.

     SSKC agrees to indemnify and hold harmless, the Adviser, any affiliated person within the meaning of Section 2(a)(3) of the 1940 Act ("affiliated person") of the Adviser, and each person, if any, who, within the meaning of Section 15 of the 1933 Act, controls ("controlling person") the Adviser (collectively, "PL Indemnified Persons") against any and all losses, claims, damages, liabilities or litigation (including legal and other expenses), to which the Adviser or such affiliated person or controlling person, may become subject under the 1933 Act, 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of SSKC's responsibilities to the Fund which may be based upon any misfeasance, nonfeasance, bad faith, negligence or reckless disregard of, SSKC's obligations and/or duties under this Agreement by SSKC or by any of its directors, officers, or employees, or any affiliate acting on behalf of SSKC (other than PL Indemnified Persons); provided, however, that in no case is the indemnity of SSKC in favor of the Adviser or PL Indemnified Persons deemed to protect such person against any liability to which any such person would otherwise be subject by reason of his or her misfeasance, bad faith, or negligence in the performance of his or her duties, or by reason of his reckless disregard of obligations and duties under this Agreement.

IX.  NOTICES

     All notices and other communications hereunder shall be in writing sent to all parties by facsimile first, if practicable, but shall only be deemed given if delivered in person or by messenger, by certified mail with return receipt, or by a reputable overnight delivery service that provides evidence of receipt to the parties at the following addresses (or at such other address or number for a party as shall be specified by like notice):

     The Adviser:               The Fund:                 SSKC:
     -----------                --------                  ----
     Pacific Life Insurance Co. Pacific Select Fund       State Street Bank and Trust Co.
     700 Newport Center Drive   P.O. Box 7500             801 Pennsylvania Avenue
     Newport Beach, CA 92660    700 Newport Center Drive  Kansas City, MO 64105-1307
     Attn: Corporate Secretary  Newport Beach, CA 92660   Attn:
                                Attn: Fund Secretary

X.   CONFIDENTIALITY

     SSKC or any agent thereof shall not disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as expressly authorized in this Agreement, and will keep confidential any information obtained pursuant to the arrangements under this Agreement and will disclose such information only if the Adviser or the Fund has authorized such

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     disclosure, or if such disclosure is expressly required by applicable federal or state regulatory authorities.

XI.  RESERVATION OF AUTHORITY

     Notwithstanding any other provision of this Agreement, it is understood and agreed that the Fund shall at all times retain the ultimate responsibility for direction and control of all services provided pursuant to this Agreement, and retain the right to direct, approve, or disapprove any action hereunder, which responsibility and right shall be reasonably exercised.

XII. MISCELLANEOUS

     A.  Governing Law

     1. This Agreement shall be deemed to be a contract made in the state of Massachusetts and shall be governed by the law of Massachusetts, without regard to principles of conflicts of law.

     2. If any part, term or provision of this Agreement is held by the courts to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

     3. If any provisions of this Agreement, either in its present form or as amended from time to time, limits, qualifies or conflicts with the 1940 Act, such statutes, rules and regulations shall be deemed to control and supersede such provision without nullifying or terminating the remainder of the provisions of this Agreement.

     B.  Amendments

         No provision of this Agreement, including Exhibits attached hereto, may be amended or modified, in any manner except by a written agreement properly authorized and executed by all parties hereto.

     C.  Captions

         The captions in this Agreement are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction of effect.

     D.  Counterparts

         This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

     E.  Assignment

         This Agreement may not be assigned without prior written consent of all of the parties.

     F.  Fund Obligation

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         A copy of the Fund's Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts. The Declaration of Trust has been executed on behalf of the Fund by a trustee of the Fund in his or her capacity as trustee of the Fund and not individually. The obligations of this Agreement shall be binding upon the assets of the Fund and shall not be binding upon any trustee, officer, or shareholder of the Fund individually.

     G.  Entire Agreement

         This Agreement, including the Exhibits attached hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, oral or written, between the parties hereto.

     H.  Force Majeure

         No party shall be liable for any delay or failure to perform under this Agreement that results from any occurrence or event which could not have been reasonably avoided including acts of nature, acts of a public enemy, industrial or civil disturbances, strikes, riots, acts of any governmental or military entity having authority to act or any other similar causes beyond the control of the party responsible for the delay or failure to perform. If a party believes that any one or more of the above occurrences or events shall cause delay or prevent its performance hereunder, it shall promptly notify the others in writing of such fact.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers to be effective as of the date first above written.

PACIFIC LIFE INSURANCE COMPANY

By:                                   By:
Name:                                 Name:
Title:                                Title:


PACIFIC SELECT FUND

By:                                   Attest:
Name:                                 Name:
Title:                                Title:


STATE STREET BANK & TRUST COMPANY

By:                                   By:
Name:                                 Name:
Title:                                Title:


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                                    Exhibit A

   SSKC agrees to:

..    Provide the Adviser and sub-advisers with the initial draft of the SOI and notes in PDF file and Excel file formats.

..    Provide the Adviser with the final version of the SOI and notes in PDF file and Excel file formats.

..    Prepare the initial draft and final version of the Financial Statements and footnotes in an Excel file format (including each statement of assets and liabilities, statement of operations, and statement of changes in net assets).

..    Prepare initial draft and final version of the financial highlights, including footnotes and calculating the total return number to be included in the financial highlights.

..    Maintain the legal description database. Bloomberg will be the primary source of legal descriptions. If a valid legal description is not available, the following sources will be utilized: SEC's EDGAR filings and company websites.

..    Update the legal descriptions for new security positions and review the existing legal descriptions file for any changes resulting from corporate actions (e.g., name changes, mergers, etc.).

..    Cross check legal descriptions across all portfolios to ensure there are no discrepancies for the same security.

..    Cross check market value per share across all portfolios.

..    Denote securities purchased in a private placement transaction using
     Bloomberg as the primary source.

..    Classify securities held by sector using Russell 3000 as the primary source and Bloomberg and company home webpage as a secondary source.

..    Generate a list of securities valued using procedures pre-established by the Fund's Board and denote those securities on the SOI. Accounting Records will be the source of disclosure.

..    Identify and denote non-income producing securities for the past twelve
     (12) month period using Bloomberg as the primary source and ex-date as the trigger.

..    Identify and denote securities that have been fully or partially segregated with the custodian to cover margin requirements, securities that are pass-throughs, securities with their principal amounts adjusted for inflation, and securities that are variable rate using Accounting Records as the source of disclosure.

..    Identify and denote securities in default using Bloomberg as the source.

..    Provide the Adviser with any new footnotes to the SOI as required by the
     SEC, AICPA, Auditors, etc.

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..    Provide the Adviser a final security master listing along with the SOI's in
     January and July of each year, sorted by security name and including the following information for each security:

       .  Portfolio name
       . Major category (e.g. common stocks, corporate bonds, etc.) . Sub-category (e.g. financial services, technology, etc.)
       .  Number of shares
       .  Market value
       .  Price per share
       .  Country disclosure for foreign securities/portfolios

..    Provide the following schedules to the Adviser by the 5/th/ business day of each month:

            . Listing of all new securities added to SSKC's security library for review
            . SOI (informal listings without notes) and for all portfolios for use in the monthly and quarterly surveys.

..    Update final drafts of the Financial Statements, including the SOI and financial highlights, as directed by Adviser. The final version of the Financial Statements and financial highlights will be provided to the Adviser in Excel file format.

..    Send the final version of the SOI in PDF file format to the printing company as designated by the Adviser.

..    Preserve for the periods prescribed by Rule 31a-2 under the 1940 Act, the records related to this Agreement.

..    Surrender promptly to the Adviser or the Fund any such Fund records that
     SSKC maintains for the Fund related to this Agreement, upon the Adviser or the Fund's request or upon termination of this Agreement. SSKC may, at its own expense, make and retain a copy of such records.

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                                    Exhibit B

     The Adviser agrees to:

..    Coordinate the Semi-Annual and Annual Financial Statement preparation process with internal entities, auditors, and the printing company.

..    Provide a timeline calendar to SSKC at least fifteen (15) business days prior to the first of July and January of each year.

..    Prepare initial draft and final version of the notes to the Financial
     Statements.

..    Obtain and provide independent auditor's report.

..    Prepare the initial draft and the final version of the chairman's letter, as required.

..    Prepare the initial draft and final version of the manager's discussion and analysis, as required.

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                                    Exhibit C

Fee Schedule

Fees will be due and payable after the completion of each Semi-Annual and Annual Financial Statement reporting cycle (each a "Reporting Cycle").

Implementation Fee                    $33,000.00 one-time fee paid in two
                                      $16,500.00 installments, one after each
                                      of the first two reporting cycles.

II. Annual Base Fee                   $50,000.00 paid annually in two $25,000.00
                                      installments, one after each reporting
                                      cycle.

III. Portfolio Fees                   $1,250.00 per Portfolio paid after each
                                      reporting cycle.

IV. Custom Portfolio Report Change    $500.00 per report

Fees for any Special Arrangements, (i.e., product, workflow, typesetting, consulting, custom Portfolio reports, and customized typesetting interface) will be negotiated as they arise.

VI. Term of Fee Schedule:

The parties agree that this Fee Schedule shall remain in effect for the reporting periods: June 30, 2002, December 31, 2002, June 30, 2003, and December 31, 2003. Thereafter the parties will consider whether fees will be adjusted. In the event that SSKC's service is canceled, fees paid to SSKC will not be refunded.